Principal Variable Contracts Funds, Inc. 711 High Street, Des Moines, IA 50392 515 247 5111 tel
April 27, 2023
Principal Variable Contracts Funds, Inc.
Des Moines, IA 50392-0200
Re:
Principal Variable Contracts Funds, Inc. (the “Registrant”)
Registration Statement on Form N-1A (the “Registration Statement”)
Pursuant to Securities Act of 1933, as amended
Registration No. 002-35570
Post-Effective Amendment No. 129 (the “Amendment”)
I am familiar with the Registrant, which is organized under the laws of the State of Maryland, and have reviewed the above-referenced Amendment filed with the Securities and Exchange Commission relating to the offer and sale of an indefinite number of shares of the Registrant’s common stock (the “Shares”). Based upon such review as I have deemed necessary, I am of the opinion that the Shares proposed to be sold pursuant to the Amendment to the Registration Statement, when the Amendment becomes effective, will have been validly authorized and, when sold in accordance with the terms of the Amendment and the requirements of federal and state law, will have been legally issued, fully paid and non-assessable.
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Laura B. Latham
Laura B. Latham
Assistant Counsel and Assistant Secretary, Registrant